EXHIBIT 5

[ANDREA L. ZOPP LETTERHEAD]

March 11, 2004

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60179

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), by Sears, Roebuck and Co., a New York corporation (the "Guarantor"), to register the guarantees (the "Guarantees") by the Guarantor of $6,270,049,000 of debt securities (the "Securities") of Sears Roebuck Acceptance Corp. (the "Issuer") issuable pursuant to one or more indentures (the "Indentures").

I am familiar with the proceedings to date with respect to the issuance of the Guarantees and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for the opinions hereinafter expressed.

Based on the foregoing, I am of the opinion that:

  The Guarantor has the corporate power to execute and deliver the Guarantees; and

  The Guarantees will constitute legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance or transfer or other similar laws affecting the enforcement of creditors' rights and to general principles of equity, including without limitation concepts of materiality, reasonableness and good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law) when (a) the Registration Statement has become effective under the Securities Act, (b) any necessary supplemental indentures to the Indentures (or certificates) have been approved by appropriate corporate action of the Issuer and the Guarantor and such supplemental indentures (or certificates) have been duly executed and delivered by the parties thereto, (c) the Securities have been duly issued as described and provided for in the prospectus constituting a part of the Registration Statement or contained in one or more supplements thereto, the Indentures and any supplemental indentures (or certificates), (d) any required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities have been obtained, (e) the Securities have been duly executed and authenticated as provided in the Indentures and any supplemental indentures and have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor, and (f) the Guarantees have been duly executed and delivered.

I do not find it necessary for the purposes of this opinion to cover, and I express no opinion as to, the application of the securities or blue sky laws of any state or the District of Columbia to the issuance of the Guarantees.

The opinions expressed herein are based exclusively on the New York Business Corporation Law, the other laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America. In giving the opinion referred to in paragraph (2) above, I have relied, with their permission, on the opinion of Morris, Nichols, Arsht & Tunnell addressed to me.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to all references to me in the Registration Statement. In giving such consent, I do not admit that I am within the category of persons from whom consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Andrea L. Zopp

Andrea L. Zopp